EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of the 26th day of May, 2005 by and among H. N. Padget, a resident of the State of Georgia (“Employee”), Flag Financial Corporation, a Georgia corporation (“Flag Financial”), Flag Bank, a Georgia banking corporation and Flag Financial’s wholly-owned subsidiary (“Flag Bank”, and, together with Flag Financial, “Flag”), First Capital Bancorp, Inc., a Georgia corporation (“FCB”), and First Capital Bank, a Georgia banking corporation and wholly-owned subsidiary of FCB (“First Capital Bank”, and, together with FCB, “First Capital”).

WITNESSETH:

WHEREAS, Employee is currently an executive officer of FCB and First Capital Bank; and

WHEREAS, Flag and FCB have entered into a Merger Agreement of even date herewith (the “Merger Agreement”) pursuant to which FCB will be merged with and into Flag (the “Merger”); and

WHEREAS, following the Merger, it is anticipated that First Capital Bank will be merged with and into Flag Bank; and

WHEREAS, First Capital and Employee are parties to an Employment Agreement dated as of July 1, 2004 (the “2004 Contract”); and

WHEREAS, Flag, First Capital and Employee desire to enter into an employment agreement to govern Employee’s employment by Flag following the Merger and to terminate the 2004 Contract as of the effective time of the Merger, all on the terms set forth herein; and

WHEREAS, Flag, First Capital and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the employment of Employee by Flag, the termination of the 2004 Contract by First Capital and Employee, the execution and delivery of the Merger Agreement and the agreements and documents referenced therein, the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Duties. Effective as of the Effective Time (as defined in the Merger Agreement), Flag Financial hereby employs Employee to serve as Executive Vice President to perform such duties and responsibilities as the Board of Directors shall direct from time to time, and Flag Bank hereby employs Employee to serve as President, to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

2. Effective Date of Provisions; Term. The provisions of Sections 3-12 and Section 14 of this Agreement shall take effect upon the Effective Time. This Agreement shall have an initial term of one year. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a 12-month term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the first anniversary of the thirtieth day following the date such written notice is received. The period of Employee’s employment under this Agreement shall be deemed to have commenced as of the Effective Time and shall continue until (i) the Employee dies, in which case the period of employment shall terminate at the end of the month of such death, or (ii) any termination as provided for in Section 12 herein occurs.

3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Flag agrees to pay Employee in accordance with the terms outlined in Exhibit A, less applicable withholdings.

4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Flag of, all reasonable expenses which are consistent with the normal policy of Flag in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5. Employee Benefits. So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs, provided and paid for by Flag for its employees generally.

6. Vacation. Employee shall be entitled to a vacation in accordance with Flag’s vacation policy in effect at the time the vacation is to be taken for the number of days described in Exhibit A of this Agreement.

7. Confidentiality. In Employee’s position as an employee of Flag, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Flag and has and will also develop relationships with customers, employees and others who deal with Flag that are of value to Flag. Flag requires as a condition to Employee’s employment with Flag that Employee agrees to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Flag. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1 Flag and Employee mutually agree and acknowledge that Flag may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Flag to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Flag.

7.2 For the purposes of this Section 7, the following definitions shall apply:

(a) “Trade Secret” shall mean the identity of customers of Flag, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Flag) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Flag and not generally known by the public. Confidential

Information shall include, but not be limited to, Business Opportunities of Flag (as hereinafter defined), the details of this Agreement, Flag’s business plans and financial statements and projections, and the costs of the services Flag may offer or provide to the customers they serve, to the extent such information is material to Flag and not generally known by the public.

(c) “Business Opportunities” shall mean any specialized information or plans of Flag concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Flag has contacted or communicated with such target person or business.

7.3 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(a) that is or becomes generally known to the public;

(b) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(c) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(d) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(e) that Flag Financial’s Board of Directors approves for release.

7.4 Employee shall not, without the prior approval of Flag Financial’s Board of Directors, during his employment with Flag and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Flag to use, disclose, or gain access to, any Trade Secrets of Flag, any of their subsidiaries or affiliates, or any other person or entity making Trade Secrets available for Flag’s use.

7.5 Employee shall not, without the prior written consent of Flag, during his employment with Flag and for a period of two years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Flag to use, disclose, or gain access to, any Confidential Information or Business Opportunities to which the Employee obtained access by virtue of his employment with Flag, except as provided in Section 7.2 of this Agreement.

8. Observance of Security Measures. During Employee’s employment with Flag, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Flag. With respect to the requirement under Sections 7.4 and 7.5 that Employee may not “negligently permit” disclosure of, or access to, Confidential Information or Business Opportunities to unauthorized persons, Employee’s compliance with the security measures of Flag referenced in this Section 8 shall be sufficient to satisfy that threshold of duty relating to negligent conduct for the period of Employee’s active employment with Flag.

9. Return of Materials. Upon the request of Flag and, in any event, upon the termination of his employment with Flag, Employee shall deliver to Flag all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee’s services hereunder or containing Trade Secrets, Confidential Information or Business Opportunities, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Flag.

10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Flag and Employee, and that the existence of any claim, suit or action by Employee against Flag, whether predicated upon this or any other agreement, shall not constitute a defense to Flag’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Flag shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Flag in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12. Termination. During the term of this Agreement, employment, including without limitation, all compensation, salary, expenses, reimbursement, and employee benefits may be terminated as follows:

12.1 At the election of Flag for Cause in which case only compensation due and payable through the effective date of termination shall be owed to the Employee;

12.2 At Employee’s election, upon Flag’s breach of any material provision of this Agreement and written notice by Employee to Flag and an opportunity for Flag to cure such breach, Flag shall pay immediately to Employee compensation due and payable through the effective date of termination plus an amount equal to 12 months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance;

12.3 “Cause” shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds vote of Flag’s Board of Directors, excluding the vote, if any, of Employee;

12.4 Upon Employee’s death, or at the election of either party, upon Employee’s disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of 90 consecutive days as determined by Flag Financial ‘s Board of Directors in its sole discretion in either case only compensation due and payable through the effective date of termination shall be owed to the Employee;

12.5 By Flag without Cause in which case Flag shall pay to Employee as Employee’s sole remedy hereunder an amount equal to twelve (12) months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance; or

12.6 By Flag without Cause following a Change of Control (as hereinafter defined) of Flag in which case Flag shall pay to Employee as Employee’s sole remedy hereunder the amount specified in Section 12.7. For purposes of this Agreement, the term “Change in Control” shall mean:

(a) an event after the Effective Time whereby the individuals constituting the Board of Directors of Flag Financial (the “Flag Board”) as of the completion at or about the Effective Time of the changes to the composition of the Flag Board contemplated by the Merger Agreement (the “Beginning Flag Board”) cease for any reason to constitute at least a majority of the Flag Board, provided that a director elected by or on the recommendation of the Beginning Flag Board shall be deemed to be a member of the Beginning Flag Board, excluding for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

(b) the acquisition after the Effective Time of more than 50% of Flag Financial’s outstanding common stock or equivalent voting power of any class or classes of outstanding securities of Flag Financial entitled to vote in the elections of directors by any corporation or other person or persons acting in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended; or

(c) an event after the Effective Time whereby Flag Financial becomes a subsidiary of another corporation or is merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of Flag Financial immediately before such acquisition, merger or consolidation; (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of Flag Financial or such resulting corporation) beneficially owns or controls more than 50% of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination; or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Flag Board at the time of the execution of the initial agreement for such merger or consolidation; or

(d) an event whereby substantially all of the assets of Flag Financial shall be sold to another entity other than an entity a majority of the outstanding voting shares of which are owned immediately after such sale by the owners of the voting shares of Flag Financial immediately before such sale.

12.7 In the event of a Change in Control, if Flag terminates Employee without Cause, or if Flag takes any action specified in Section 12.8 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control (“Termination of Employment”), Flag shall pay to Employee in addition to and not in lieu of any other payments required in this Agreement (provided, however, that the amounts in this Section 12.7 shall be paid in lieu of and not in addition to other payments required in other subsections of this Section 12), a lump sum cash payment in an amount equal to the product of three multiplied by the sum of Employee’s annual base salary and the cost of medical, hospitalization and term life insurance coverages for the fiscal year(s) during the term of this Agreement for which such annual base salary and cost of coverages were highest. The payment provided for in this

Section 12.7 shall be due and payable to Employee within 30 days after the date of Termination of Employment. In no event shall payment(s) described in this Section 12.7 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of Flag or in the ownership of a substantial portion of the assets of Flag (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 12.7, the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

12.8 During the remaining term of this Agreement following the effective date of a Change in Control, if Flag takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are:

(a) any reduction in Employee’s base salary then in effect;

(b) any material reduction in bonus opportunity to the extent such reduction in bonus opportunity is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates; or

(c) any material reduction in perquisites to the extent such reduction in perquisites is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates;

(d) a failure by Flag to increase Employee’s base salary annually in accordance with an established procedure; or

(e) Flag’s requiring that Employee relocate more than 50 miles from the main office of the Bank based on its location immediately prior to the effective date of the Change in Control.

In any such event, Employee shall be entitled to all payments provided for in Section 12.7 of this Agreement. Termination without cause shall not include either of the following: (a) a change in the Executive’s reporting requirements following a Change in Control or (b) a change in the Executive’s title following a Change in Control.

Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Flag:	Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30306 Attn: President and CEO

With a copy to:	Morris Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Attn: Larry W. Shackelford

Employee:	H. N. Padget, Jr. 170 Willow Way Roswell, Georgia 30076

With a copy to:	Robert J. Kaufman 8215 Roswell Road, Building 800 Atlanta, Georgia 30350

13. Covenants Not to Solicit.

13.1 For purposes of this Section 13, Flag and Employee conduct the following business in the following territories:

(a) Flag is engaged in the business of transacting business as a bank holding company with subsidiary bank(s), which accept deposits, make loans, cash checks and otherwise engage in the business of banking (“Business of Flag”).

(b) Flag (through its subsidiaries) actively conducts the Business of Flag in the geographic areas described in Section 13.1(c).

(c) Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by Cobb, Fulton, Gwinnett, DeKalb and Forsyth counties, Georgia.

13.2 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, except for a termination under Section 12.2 of this Agreement, Employee will not (except on behalf of or with the prior written consent of Flag), within such geographic area as described in Section 13.1(c), on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate any business from any of Flag’s customers, including prospective customers actively sought by Flag, with whom the Executive has or had material contact during the last two years of his employment, for purposes of providing products or services that are competitive with those provided by Flag in its conduct of the Business of Flag.

13.3 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Flag to terminate his or her employment with Flag, and, Employee further agrees that for a period of at least 12 months after the termination of this Agreement for any reason, Employee will not solicit any such employee for employment in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as the capabilities of Flag’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Flag.

13.4 The covenants contained in this Section 13 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Flag, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Flag of said covenants.

14. Miscellaneous.

14.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Flag, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

14.2 This Agreement shall be governed by the laws of the State of Georgia.

14.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

14.4 Time is of the essence in this Agreement.

14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

14.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Flag Financial Corporation

	/s/ H. N. Padget	(L.S)	By:	/s/ J. Daniel Speight
	H. N. Padget		Name:	J. Daniel Speight
			Title:	Vice Chairman and CFO

First Capital Bancorp, Inc.			Flag Bank

By:	/s/ David R. Hink		By:	/s/ J. Daniel Speight
Name:	David R. Hink		Name:	J. Daniel Speight
Title:	Chairman		Title:	Vice Chairman and CFO

First Capital Bank

By:	/s/ David R. Hink
Name:	David R. Hink
Title:	Chairman

EXHIBIT A

Employee Compensation

Salary:

Period	Annual Salary Rate
1/05/05 – 12/31/05	$180,000

Annual Performance Bonus Plan:

For the each calendar year (beginning in 2005 and payable in January 2006), Employee’s Annual Performance Bonus will be determined on the basis of the degree of achievement of performance goals which shall be established by the Compensation Committee of Flag Financial’s Board of Directors in its sole discretion, and which goals shall be stated in terms of the attainment of specified targets and certain strategic initiatives. Such performance goals shall be in writing and communicated to the Employee.

Perquisites:

Auto: At merger, Flag will transfer title to Employee’s current automobile to Employee.

Vacation: Employee will be entitled to 25 paid time off days per calendar year, provided that Employee will utilize such days off in a manner which does not disrupt Flag’s operations.

Payments To Be Made At The Effective Time (as defined in the Merger Agreement

1. Payment by Flag Financial to Employee of Eighteen Thousand Dollars ($18,000) as satisfaction of obligations under Employee’s previous employment agreement relating to Change of Control.

2. Payment by Flag Financial to Employee of Twenty Thousand Dollars ($20,000) as a bonus at signing of this Employment Agreement.

3. Payment by Flag Financial to Employee of Thirty Thousand Dollars ($30,000) as a one time payment for reduction or loss of various perquisites under Employee’s previous employment agreement.

Additional Provisions

1. On January 1, 2006, Employee shall be eligible, subject to the discretion of the Compensation Committee, for a bonus amounting to Ninety Thousand Dollars ($90,000) relating to the success of the merger.

2. Employee’s current salary is One Hundred and Eighty Thousand Dollars ($180,000).

3. The vesting of Employee’s deferred compensation plan was to have occurred upon a change of control. The parties have agreed that such vesting will be delayed, but not waived. Instead, the parties agree that such vesting will occur on the date upon which Employee’s employment under this Employment Agreement ends, if such employment is terminated by Flag without Cause or as a result of the death or disability of Employee. In addition to the foregoing, such vesting shall occur if a payment is made to Employee pursuant to Section 12.7. During the Term of this Employment Agreement, Flag Financial, at its sole cost, shall take all steps that are necessary or required to ensure that Employee’s deferred compensation plan remains intact such that it may fully vest in accordance with these provisions.